EXHIBIT 10.1
Paul L. Howes
Amendment to Amended and Restated Employment Agreement
August 12, 2020

This Amendment is entered into between Paul L. Howes (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Amended and Restated Employment Agreement dated effective December 31, 2008 (“Employment Agreement”), as previously amended, between the Company and the Executive.

In response to an unprecedented economic downturn in the energy industry caused by a combination of a global pandemic and a significant drop in oil and gas prices, effective April 1, 2020, Executive and the Company mutually agreed to reduce on a temporary basis Executive’s annualized Base Salary at the time of Eight Hundred Twenty-Eight Thousand Dollars and No Cents ($828,000.00) established pursuant to Section 1.2(a) of Executive’s Employment Agreement (the “Original Base Salary”) by fifteen percent (15%) to Seven Hundred Three Thousand Eight Hundred Dollars and No Cents ($703,800.00) (the “Original Reduced Base Salary”). In light of the continued economic downturn, effective August 12, 2020, Executive and the Company hereby mutually agree to reduce on a temporary basis the Original Reduced Base Salary by ten percent (10%) to Six Hundred Thirty-Three Thousand Five Hundred Twenty Dollars and No Cents ($633,520.00) (the “Further Reduced Base Salary”). The initial temporary reduction to Executive’s Original Base Salary took effect on April 1, 2020 and the further temporary reduction to Executive’s Original Reduced Base Salary will take effect immediately on August 12, 2020 and will continue in effect until a date to be mutually agreed in writing by and between the Executive and the Company (the “End Date”, and the period from April 1, 2020 until the End Date, the “Reduction Period”).

Executive’s Base Salary for purposes of calculating incentive compensation payments currently provided under the 2010 Annual Cash Incentive Plan (“ACIP”) as contemplated by Section 1.2(b) of the Employment Agreement will likewise be adjusted effective as of April 1, 2020 and August 11, 2020, respectively, to reflect each of these temporary reductions in Executive’s Base Salary.

Executive and the Company agree that these temporary reductions in Executive’s Base Salary and the corresponding adjustment to Executive’s incentive compensation under the ACIP are being made with the full knowledge and consent of Executive. Executive and the Company further agree that the temporary reductions in Executive’s Base Salary as contemplated above and the corresponding adjustment to Executive’s incentive compensation under the ACIP, whether taken separately or together, do not constitute “Good Reason” for any purpose under the Employment Agreement, including, without limitation, Section 2.1 and Section 2.3 of the Employment Agreement, or a termination by the Company.

Executive and the Company agree that if Executive’s employment is terminated at any time during the Reduction Period, pursuant to Section 2.3 of Executive’s Employment Agreement, Executive’s payment provided for in Section 2.3(b)(i) and the calculation of the “Performance Target” set forth in Section 2.3(b)(ii) will be based upon Executive’s Original Base Salary immediately prior to the Reduction Period and not on Executive’s Base Salary at the time of termination.

Executive and the Company agree that if Executive’s employment is terminated at any time during the Reduction Period pursuant to Section 2.7 of Executive’s Employment Agreement, Executive’s payment provided for in Section 2.7(a)(i) and the calculation of the “Performance Target” set forth in Section 2.7(a)(ii) will be based upon Executive’s Original Base Salary immediately prior to the Reduction Period and not on Executive’s Base Salary at the time of termination.

All other terms and provisions in the Employment Agreement remain unchanged and in full force and effect.

AGREED and ACCEPTED on this 12th day of August, 2020.

_/s/ Paul L. Howes________________________
Paul L. Howes (Executive)

__/s/ Anthony J. Best______________________
Anthony J. Best, Chairman of the Board
Newpark Resources, Inc.
2